Exhibit 99.1

*PRESS RELEASE*

Contact:

Jeffery L. Cunningham

President and Chief Executive Officer

(423) 745-1111

Athens Bancshares Corporation’s Bank Subsidiary

Applies for National Bank Charter

Athens, Tennessee; February 13, 2015 – Athens Bancshares Corporation (Nasdaq: “AFCB”) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), announced today that the Bank has applied to the Office of the Comptroller of the Currency (the “OCC”) for permission to convert to a national bank.

Jeffrey L. Cunningham, President and Chief Executive Officer, said, “The proposed conversion to a national bank charter is an important step in the Bank’s evolution from a traditional thrift institution focused primarily on residential mortgage lending to a full-service community financial institution.”

The Company will apply to the Federal Reserve Board (the “FRB”) for permission to become a bank holding company in connection with the conversion transaction.

Upon conversion, the converted Bank will continue to operate under the name “Athens Federal Community Bank” and will become a member of the Federal Reserve System. The OCC will continue as the primary federal banking regulator of the converted Bank and the Federal Deposit Insurance Corporation (the “FDIC”) will continue to insure the converted Bank’s deposit accounts to the fullest extent permitted by law, without interruption. The Company will operate as the bank holding company for the converted Bank and will continue to be regulated by the FRB.

The charter conversion is expected to be effective in the second calendar quarter of 2015, subject to the receipt of regulatory approval.

Athens Federal Community Bank, a federally chartered, FDIC-insured savings bank, was organized in 1934. The Bank is headquartered in Athens, Tennessee, and provides financial services to individuals, families and businesses through its seven banking offices located in southeast Tennessee.

This press release may contain certain forward-looking statements which are based on management’s current expectations and plans regarding the proposed charter conversion. Forward-looking statements often contains the words “plans, “expects,” “intends” or similar words. Factors that could cause future results to vary materially from current management expectations and plans include, but are not limited to, the ability to obtain the required regulatory approvals to consummate the proposed charter conversion, the existence of any conditions contained in such approvals that may have a material adverse effect on the Company’s and the Bank’s respective business and operations, and delays in obtaining such approvals. The Company and the Bank disclaim any duty to update any such forward-looking statements, except as may be required by applicable law and regulation.